Exhibit 99.1
STORE AND DISTRIBUTION HOURLY ASSOCIATES REWARDED FOR
COMMITMENT THROUGH RECENT INCREASES IN PRODUCT DEMAND

~ Company Now Dedicating First Hour to Senior Citizens and Vulnerable Customers in All Stores ~

CHESAPEAKE, Va. - March 25, 2020 - Dollar Tree, Inc. (NASDAQ: DLTR), today announced the Company is rewarding its hourly-paid store and distribution center (DC) associates with wage premiums effective March 8, 2020, and continuing through at least April 4, 2020.

“In recent weeks, our store and distribution teams have demonstrated extraordinary commitment to their communities by continuing to serve local customers with essential products in their time of need,” stated Betty Click, Chief Human Resources Officer. “These premium payments to our teams are in recognition of, and appreciation for, their dedication and efforts to serving Dollar Tree and Family Dollar shoppers.”

For at least four weeks, Dollar Tree and Family Dollar will pay every hourly-paid store associate reporting to the store manager, and every hourly-paid DC associate, a $2.00 per hour premium for all hours worked during the period. This represents a reward of approximately $30 million being paid to the Company’s associates.

Additionally, effective today until further notice, in an effort to help protect the most vulnerable population during this pandemic, the Company is dedicating the stores’ first operational hours each day (9:00-10:00 a.m. at most locations) to at-risk customers, including senior citizens, individuals with preexisting health conditions, and pregnant women. The Company urges all other customers to begin their shopping trips at least one hour after the stores open.

Dollar Tree and Family Dollar store teams also request that customers practice “social distancing” or limiting close contact as recommended by the Centers for Disease Control and Prevention (CDC).

Today’s announcements follow Company news communicated in the prior week that included the Company’s decision to close all stores at 8:00 p.m. local time, until further notice, for enhanced cleaning protocols following CDC recommended guidelines and to re-stock shelves with essential products, and secondly, the Company’s initiative to hire 25,000 associates for its stores and DCs.

Gary Philbin, Chief Executive Officer, added, “I want to thank each of our associates, in the 15,000-plus stores, 24 DCs and our store support center, for their incredible efforts during this unprecedented time. Dollar Tree and Family Dollar stores are committed to providing our customers in each of the neighborhoods we serve with safe and healthy environments while purchasing needed essentials at this critical time.”

To view a full list of positions currently available or to apply online, please visit www.DollarTree.com/careers or www.FamilyDollar.com/careers.

About Dollar Tree, Inc.
Dollar Tree, a Fortune 200 Company, operated 15,288 stores across 48 states and five Canadian provinces as of February 1, 2020. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe, anticipate, expect, intend, plan, view, target or estimate, may, will, should, predict, possible, potential, continue, or strategy,” and similar expressions. For example, our forward-looking statements include statements regarding our plans and expectations regarding expanded associate pay and hiring, reduced or special store operating hours and steps to promote health and safety in light of the COVID-19 pandemic. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 20, 2020, and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
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